EXHIBIT 99.1

NEOMEDIA AND SCANBUY REACH SETTLEMENT
AND LICENSE AGREEMENT

U.S. Mobile Barcode Market Aligned for Growth

ATLANTA/NEW YORK, October 20, 2009 – Today NeoMedia Technologies, Inc. (OTC BB: NEOM), and Scanbuy, Inc., leaders in mobile barcode technology, announced they have settled all pending litigation between the companies and have granted non-exclusive patent licenses to each other.

NeoMedia and Scanbuy have agreed to terminate all pending litigation brought by NeoMedia against Scanbuy in 2004, and by Scanbuy and Marshall Feature Recognition, LLC (“MFR”) against NeoMedia in 2008.

In addition, NeoMedia has granted Scanbuy a royalty bearing, non-exclusive license to a portion of its patent portfolio in the U.S. In turn, Scanbuy has granted NeoMedia a fully paid, irrevocable, non-exclusive license of Scanbuy patents and a fully paid, non-exclusive sublicense to all of the patents licensed by MFR to Scanbuy within the U.S.

This agreement will enable consumer brands, advertising agencies and mobile operators to confidently engage with either company to implement mobile barcode solutions in the U.S. The technology has enormous potential to become a viable and widely adopted communication channel.

“The agreement between NeoMedia and Scanbuy removes the final roadblock to rapid commercialization of mobile barcodes in the US,” commented Iain McCready, Chief Executive Officer of NeoMedia. “We are literally dropping the green flag for brands, retailers and mobile operators to join the race towards mobile barcodes becoming a fixture in every consumer’s daily routine.”

”We are pleased that Scanbuy has reached a fair agreement with NeoMedia, and look forward to working with our partners to build a vibrant business in the United States,” said Jonathan Bulkeley, Chief Executive Officer of Scanbuy.  “Both companies have invested a great deal in our intellectual property and we will continue to bring these solutions to leading marketers, wireless operators, and handset manufacturers around the world.”

This release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.

About NeoMedia Technologies:
NeoMedia Technologies, Inc. (OTCBB: NEOM) is a global leader in mobile barcode scanning solutions. Our technology allows mobile devices with cameras to read 1D and 2D barcodes and provide “one click” access to mobile content. Combining this technology with advanced analytics and reporting capabilities revolutionizes the way advertisers market to mobile consumers.

NeoMedia provides the infrastructure to make 2D camera barcode scanning and its associated commerce easy, universal, and reliable – worldwide.

The company’s mobile phone technology, NeoReader, reads and transmits data from 1D and 2D barcodes to its intended destination. Our Code Management and Code Clearinghouse platforms create, connect, record, and transmit the transactions embedded in the 1D and 2D barcodes, like web-URLs, text messages (SMS), and telephone calls, ubiquitously and reliably.

NeoMedia Media Relations Contacts:
U.S.:
Kiersten Williams
+1 (212) 521-4087
kwilliams@williams-consult.com

Europe:
Louise Ballard, louise.ballard@trimediauk.com
Catherine Shuttlewood, catherine.shuttlewood@trimediauk.com
+44 (0) 20 7025 7500

About Scanbuy, Inc.
Scanbuy is a leading global provider of mobile barcode solutions that use the camera phone as the link between the physical world and the digital world. The ScanLife solution consists of a multi-barcode reader application and interoperable Code Management Platform.  The technology has been successfully deployed and supported by leading mobile providers and handset manufacturers in the United States, Mexico, Chile, Spain, Italy and Denmark.   Media companies and marketers use the solution to create and manage measurable 2D barcode campaigns, extending brand engagement onto mobile devices.

Scanbuy has the largest and oldest patent portfolio of any company in the industry, with over 30 patents granted covering the entire solution.  The company's investors include Longworth Venture Partners, Masthead Venture Partners and Hudson Ventures.

For more information on Scanbuy, please visit HUwww.scanbuy.comUH or HUwww.scanlife.comUH.

Media Contact:
HUpress@scanbuy.comUH